EXHIBIT (g)(2)(c)


                                     FORM OF

                              ASSIGNMENT AGREEMENT

Assignment Agreement dated as of _________________ among ACCESSOR FUNDS, INC. ("Assignor"), FORWARD FUNDS ("Assignee") and STATE STREET BANK AND TRUST COMPANY ("State Street").

WHEREAS, Assignor and State Street entered into a Custodian Agreement, dated September 5, 2007 (the "Agreement"), which is currently in force along with other ancillary documentation, all as identified on Schedule I, attached hereto; and

WHEREAS, Assignor desires to assign to Assignee all its rights, title, interests and obligations in respect of the Agreement and documentation identified on
Schedule I, attached hereto and Assignee desires to accept such assignment and to assume such rights, title, interests and obligations, effective August 31. 2008 (the "Assignment Date");

WHEREAS, Assignor and Assignee desire to obtain the written consent of State Street to such assignment and assumption and State Street desires to grant such consent in accordance with the terms hereof;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ASSIGNMENT. Assignor hereby assigns to Assignee all its rights, title, interests, duties and obligations in, to and under the Agreement and the documentation identified on Schedule I attached hereto (collectively with the Agreement, the "Agreements") as of the Assignment Date.

2. ASSUMPTION. Assignee hereby accepts and assumes the Assignor's rights, title, interests, duties and obligations under the Agreements arising on or after the Assignment Date as though the Assignee entered the Agreements directly with State Street.

3. CONSENT AND ACKNOWLEDGMENT OF STATE STREET. State Street hereby consents to the assignment by Assignor to Assignee described herein. State Street acknowledges that upon the Assignment Date, Assignee shall be entitled to all rights, title, interests, duties and obligations of Assignor regarding the Agreements.

5.    MISCELLANEOUS.

      Except as amended by this Assignment Agreement all other terms and provisions of the Agreements shall remain unchanged. Each person signing this Assignment Agreement has taken all action required to be taken in order to authorize this assignment.

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6.    GOVERNING LAW.

      This Assignment Agreement is governed by, and construed in accordance with laws of The Commonwealth of Massachusetts.

7.    COUNTERPARTS.

      This Assignment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Assignment Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed by their respective authorized persons effective on the date first above written.

STATE STREET BANK TRUST AND TRUST COMPANY

By:_______________________

Name:_____________________

Title:____________________

ACCESSOR FUNDS, INC., Assignor

By:_______________________

Name:_____________________

Title:____________________

FORWARD FUNDS, Assignee

By:_______________________

Name:_____________________

Title:____________________

                                   Schedule I

Custodian Agreement dated September 5, 2007

Fee Schedule dated September 19, 2007

Authorization for Third Party Access (SEI Investments Global Funds Services) dated September 6, 2007

Cash Sweep Direction Letter dated September 11, 2007

NSCC Settling Bank Services Agreement dated September 19, 2007

Remote Access Services Agreement dated September 13, 2007

Retirement Plan Custodial Agreement dated [__________________]